UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 4, 2013

SCRIPSAMERICA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-54550	26-2598594
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Corporate Office Centre Tysons II, 1650 Tysons Boulevard, Suite 1580, Tysons Corner, VA 22102
 (Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:  (800) 957-7622

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On November 4, 2013, the Registrant entered into a securities purchase agreement with Seaside 88, L.P. ("Seaside") pursuant to which the Registrant agreed to sell, and Seaside agreed to purchase, up to seven million (7,000,000) restricted shares of the registrant’s common stock in one or more closings.  The number of shares to be purchased at each closing will be equal to ten percent (10%) of the aggregate trading volume of shares of the registrant’s common stock during normal trading hours for the 20 consecutive trading days prior to each closing.  The purchase price for the shares to be purchased by Seaside at each closing will be equal to sixty percent (60%) of the average of “daily average stock price” for the five (5) trading days preceding the date of the closing.  The “daily average stock price” for a trading day is equal to the quotient of (a) the sum of the highest and lowest sale price for the trading day divided by (b) two.

The registrant had an initial closing on November 4, 2013, at which the registrant sold to Seaside 1,512,514 restricted shares of common stock of the registrant for gross proceeds of $200,537.44.

At any closing under the securities purchase agreement subsequent to the initial closing, Seaside is not required to purchase shares of the registrant’s common stock if (i) the per share price calculated for such closing (as described above) is less than $0.15 per share or (ii) the purchase of such shares would result in Seaside having beneficial ownership of more than 9.9% of the outstanding shares of the registrant’s common stock.  Additionally, if the purchase price to be paid at a closing for shares of common stock is more than two and a half times greater than the purchase price paid by Seaside at the immediately preceding closing, then Seaside has the option to reduce the subscription amount for such closing to the amount paid at the immediately preceding closing (resulting in fewer shares purchased at such closing).

The registrant granted piggyback registration rights to Seaside.  Seaside has agreed not to engage in short sales of the registrant’s common stock or any other kinds of hedging transactions in the registrant’s common stock.  The registrant may terminate the securities purchase agreement at any time.

Item 3.02	Unregistered Sales of Equity Securities.

On November 4, 2013, pursuant to the securities purchase agreement, the Registrant sold to Seaside 1,512,514 restricted shares of common stock for a purchase price of $200,537.44.  The number of shares and the purchase price were determined as set forth in Item 1.01 of this Current Report.

The restricted shares were sold to Seaside in reliance on the exemption under Regulation D and Section 4(2) of the Securities Act. The sale of the shares to Seaside qualified for exemption under Regulation D and Section 4(2) of the Securities Act because the issuances by the registrant did not involve a public offering.  The offering was not a “public offering” due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.  Seaside is an accredited investor and acknowledged the restricted nature of the shares it acquired and had the opportunity to ask questions and obtain information about the Registrant.  Additionally, no general solicitation or advertising was used to market the shares to Seaside.  On November 7, 2013, the registrant filed a Form D with respect to the offer and sale of common stock under the securities purchase agreement.  Based on an analysis of the above factors, the registrant has met the requirements to qualify for exemption under Regulation D and Section 4(2) of the Securities Act for this transaction.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibit Description
10.1	Securities Purchase Agreement, dated as of November 4, 2013, by and between the Registrant and Seaside 88, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCRIPSAMERICA, INC.

Date: November 7, 2013	By:	/s/ Robert Schneiderman
Robert Schneiderman
Chief Executive Officer